Exhibit 10.16
                     WAUSAU-MOSINEE PAPER CORPORATION
                       INCENTIVE COMPENSATION PLANS
                                   FOR
                            EXECUTIVE OFFICERS
                                  (2001)


 The President and CEO, Executive Vice President, Administration, Senior Vice President, Finance, and Senior Vice President, Engineering and Environmental Services each have a bonus opportunity equal to a maximum of 75% of base salary based upon earnings per share. Incentive bonuses will be 0% of base salary if earnings are $.37 per share and will increase on a pro rata basis to a maximum of 75% of base salary at $1.09 per share. These officers will also be entitled to a maximum bonus of 25% of base salary upon satisfaction of individual performance objectives established at the beginning of the year by the Executive Compensation Committee of the Board of Directors or President and CEO. The individual objective results are further limited to 12.5% of pay for the President and CEO and 20% of pay for the Senior Officers if earnings per share do not exceed $.42 for 2001.

 Each of the Senior Vice Presidents, Printing & Writing Group, Specialty Paper Group, Towel & Tissue Group, will be eligible to earn an incentive bonus based on the operating profits of their Group as well as earnings per share. In each case, achievement of the Group's minimum targeted operating profit will result in incentive compensation equal to 0% of base salary, with a pro rata increase of up to 50% base salary based upon achievement of operating profit goals above the minimum targeted amount. Each of these Senior Vice Presidents also have a bonus opportunity of 25% of base salary based upon earnings per share. Incentive bonuses will be 0% of base salary if earnings are $.37 per share and will increase on a pro rata basis to a maximum of 25% of base
 salary at $1.09 per share.   In addition, each of these Senior Vice
 Presidents will be eligible to earn incentive compensation in an amount equal to a maximum of 25% of base salary for achievement of individual performance objectives established at the beginning of the year by the President and CEO. The individual objective results are further limited to 20% of pay if earnings per share does not exceed $.42 for 2001.

 Earnings per share will be adjusted for accruals on SAR's, bonus expense, and extraordinary items.